Exhibit 4.1

Interactive Data
14 Wall Street
New York, NY  10005


January 29, 1998


Van Kampen American Capital Distributors, Inc.
One Parkview Plaza
Oakbrook Terrace, IL 60181


     Re: Insured Municipals Income Trust, 228th Insured Multi-Series
         (A Unit Investment Trust) Registered Under the Securities
         Act of 1933
         File No. 333-36891


Gentlemen:

     We  have  examined the Registration Statement for the above  captioned
Fund.

     We hereby consent to the reference in the Prospectus and Registration Statement for the above captioned Fund to Interactive Data Corporation, as the Evaluator, and to the use of the obligations prepared by us which are referred to in such Prospectus and Statement.

     You are authorized to file copies of this letter with the Securities and Exchange Commission.

Very truly yours,

James Perry
Vice President